IRREVOCABLE PROXY


      The undersigned holder of shares of capital stock (the "Stockholder") of Insignia Financial Group, Inc., a Delaware corporation ("IFG"), hereby irrevocably appoints and constitutes each of Terry Considine, Peter Kompaniez and Tom Toomey who are duly authorized representatives of Apartment Investment and Management Company and each of them (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of IFG owned by the undersigned and listed below (specifically excluding any shares beneficially owned by a third party which are owned of record by the Stockholder), which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof or issued in respect of the options listed below (the "Options"), on or after the date hereof and prior to the date this proxy terminated, to vote the Shares and other shares as follows:

      The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the stockholders of IFG, and in every written consent in lieu of such a meeting, or otherwise, (a) in favor of approval of the Merger, the Merger Agreement and the Spin Off (as such terms are defined in the Voting Agreement dated as of the date hereof, by and among IFG, the Stockholder and AIMCO (the "Voting Agreement")), and any matter that could reasonably be expected to facilitate the Merger, the Spin-Off and any related transactions and (b) against any Acquisition Proposal as such term is defined in the Merger Agreement. The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares and other shares on all such other matters.

      The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in IFG held by Stockholder. This proxy will terminate upon the Expiration Date (as defined in the Voting Agreement).

      Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof or issued in respect of the Options on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of IFG and with any Inspector of Elections at any meeting of the stockholders of IFG.

      This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

 Dated:  March 17, 1998


                          [STOCKHOLDER]



                          By:________________________________



 Shares and Options to which this Irrevocable Proxy relates:

 ________ shares of IFG Common Stock


 ________ Options for shares of IFG Common Stock